Exhibit 11.1

                                OPTION AGREEMENT
                           TO PURCHASE PATENT PENDING


This agreement is made on August 16, 2001, between Carlan Schmitt, 1862 Glen Terrace, St. Paul, MN 55116, "Schmitt", and Edward A. Barth, 5046 E. Blvd, N.W., Canton, Ohio 44718, "Barth".

Whereas, Schmitt is the owner of a patent pending for a utility patent on a locking pliers design ("Locking Pliers", serial number 09/288,115) and is interested in selling an option to purchase the patent as set forth below; and,

Whereas, Barth is willing to pay certain legal and patent office costs in exchange for an option to purchase the patent pending;

NOW, THEREFORE, in consideration for the premises and following, the parties agree as follows:

1. OPTIONED INTELLECTUAL PROPERTY: Schmitt grants Barth an option to purchase his interest in a patent pending titled "Locking Pliers", filed with the United States Department of Commerce Patent and Trademark Office on 4/8/99 as application number 09/288,115, attorney docket no. 98-1709 (hereinafter referred to as "Patent Pending"), currently subject to notice of abandonment mailed 10/4/00, with reinstatement subject to payment of petition fee, issue fee and granting of petition.

2. CONSIDERATION FOR OPTION: Barth agrees to pay all attorney's, government and other fees, costs and expenses incurred by Schmitt to revive the Patent Pending in a total amount not to exceed fifteen hundred dollars ($1,500), plus Schmitt's attorney's fees paid for preparation of this Agreement in an amount not to exceed five-hundred dollars ($500). Barth further agrees to pay all costs, expenses and attorney's fees necessary, after reinstatement of the patent pending, to maintain the patent pending prior to or after exercise of the option.

3. EXERCISE OF OPTION: Upon payment of all consideration for the option and reinstatement of the Patent Application, Barth shall be entitled to exercise his option by payment to Schmitt of ten thousand eight hundred dollars. Schmitt agrees that his ownership interest in the Patent Pending shall immediately be assigned to Barth and agrees to execute such further and additional documents as Barth may from time to time request to document and prove such assignment. Barth's right to exercise shall expire Eighteen
     (18) months after execution of this Agreement.

4. CONSIDERATION FOR ASSIGNMENT OF PATENT PENDING: Barth agrees to pay to Schmitt, his heirs, agents, assignees or devisees, eight percent of the Gross Consideration received by him or his permitted assignees as result of his ownership of the Patent Pending, resulting Patent or any derivative or modified patent, product or design (Derivatives). Such Gross Consideration shall include but not be limited to

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     anything of value received by Barth in exchange for the use or licensing of the Patent Pending or Derivatives. Any consideration received by Barth in exchange for his transfer of this Option or the Patent pending or any interest therein to E AND S HOLDINGS, INC. is expressly excluded from Gross Consideration. Barth or his permitted assignees shall make payment of the eight percent prior to the last day of the month following the month in which Gross Consideration is received.

5. LIMITATION ON TRANSFER: Barth agrees not to transfer his ownership in the Patent Pending or subsequently issued Patent, except to an entity wholly owned by him and controlled by him, or to an entity or individual or individuals approved by Schmitt in writing prior to assignment. No assignment shall be made unless and until the assignee agrees in writing to be bound by the terms of this Agreement and if requested by Schmitt, Barth, in a form approved by Schmitt, agrees to indemnify Schmitt for any losses suffered as a result of such third party's breach of this agreement. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators. Notwithstanding anything to the contrary stated herein, Schmitt expressly consents to the assignment by Barth of this Agreement to E AND S HOLDINGS, INC. a Nevada corporation, and Barth represents and warrants that he is the controlling shareholder of said corporation and that it will be bound by all terms and conditions of this Agreement.

6. ARBITRATION. All disputes arising out of or relating to this Agreement, which cannot be settled by the parties, shall promptly be submitted to and determined by a single arbitrator in St. Paul, Minnesota, pursuant to the rules and regulations then obtaining of the American Arbitration Association. The decision of the arbitrator shall be final and binding upon the parties, and judgment upon such decision may be entered in any court of competent jurisdiction. Discovery shall be allowed pursuant to the intendment of the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances. Such arbitrator shall be required to apply the contractual provisions hereof in deciding any matter submitted to it and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement.

7. SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts hereof. If any provision hereof is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

8. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or

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     privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of any right, remedy, power, or privilege with respect to any other occurrence.

9. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the State of Minnesota (and United States federal law, to the extent applicable).

10. WAIVER. Unless expressly provided, the waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11. HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

12. FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement. In the event that the parties cannot agree on the terms of any such further instrument, there shall be no subsequent instrument unless a party desiring it elects to bring the matter to arbitration.

13. EXECUTION BY FACSIMILLIE COPY: This agreement may be executed by faxed copy and a single original faxed copy bearing duplicate signature pages, which together bear the signatures of both parties, shall be enforceable, as would an original bearing original signatures, for all purposes.

14. NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram, fax or telecopy (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

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     If to Schmitt:

                                        Carlan Schmitt
                                        1862 Terrace
                                        St. Paul, MN 55116


                    With a copies to:

                    Legal Counsel:      Richard H. Bend
                                        Bend & Ellingson, P.A.
                    Address:            St. Paul Building, Suite 700
                                        Six West Fifth Street
                                        St. Paul, MN 55102


     If to Barth:

                                        Edward Barth
                                        5046 E. Blvd, N.W.
                                        Canton, Ohio 44718


Executed by the Parties this 10`h Day of August, 2001


/s/ Edward A. Barth
-----------------------------
Edward A. Barth


/s/ Carlan Schmitt
-----------------------------
Carlan Schmitt


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